Exhibit 10.27

Summary of Compensatory Arrangements with Executive Officers

Our board of directors periodically reviews the base salary of our Chairman and Chief Executive Officer.  The compensation committee periodically reviews the base salary of each of our other Named Executive Officers.  The board of directors or the compensation committee approved a schedule of the following fiscal year 2009 base salaries for each of our named executive officers:

Name and Principal Position	2009 Base Salary
Michael F. Neidorff Chairman and Chief Executive Officer	$1,000,000
Carol E. Goldman Executive Vice President and Chief Administrative Officer	$425,000
Jesse N. Hunter Executive Vice President, Corporate Development	$425,000
William N. Scheffel Executive Vice President, Specialty Business Unit	$595,000
Eric R. Slusser Executive Vice President and Chief Financial Officer	$545,000